Exhibit 10.38
LEASE AGREEMENT
THIS AGREEMENT made at Pune this 19th day of December, Two Thousand Six.
BETWEEN
KOLTE PATIL DEVELOPERS LIMITED, (PAN NO.AAACK7310G) a Company incorporated under the Companies Act 1956 and having its Office at “CITY POINT”, 17, Boat Club Road, Pune 411 001, represented herein by its duly Authorised Director MR. RAJESH A. PATIL/MILIND D. KOLTE, Age Adult, hereinafter referred to as the LESSOR, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its subsidiaries, affiliates, successors and assigns, of the ONE PART
AND
M/s SonicWALL Services Private Ltd, a Company incorporated under the Companies Act, 1956, and having its registered Office at ___ Deloitte Haskins & Sells. 706, ‘B’ Wing 7th Floor, ICC Trade Tower, International Convention Centre, Senapati Bapat Road, Pune-411016, India represented herein by its Director / Authorized Signatory, Mr.Douglas Brockett Vice President_, hereinafter called the “LESSEE” which expression shall where the context so requires or admits mean and include its successors-in-title, of the SECOND PART.
WHEREAS :
1.	By virtue of diverse deeds and documents the Lessor is well and sufficiently entitled to and otherwise seized and possessed of as Developer of all those pieces and parcels of land or ground admeasuring 01Hectares 57 ares at Vadgaon-Sheri, District Pune bearing Survey No. 46/1 within the limits of the Pune Municipal Corporation and within the jurisdiction of the Sub Registrar of Assurances-Pune and more particularly described in Schedule A herein (hereinafter referred to as the “Schedule A Property”).
2.	The LESSOR has developed an I.T.Park comprising of multi-storeyed buildings, on the Schedule A Property under the name and style of “e SPACE” (hereinafter referred to as the said “IT Park”). Further, the Lessor has obtained necessary approval to the said Scheme from the Directors of Industries wide their approval No.DIC/Pune/LOI-32 I.T.Park/2005/740 and Letter of Intent dated 10/03/2005.
3.	Pursuant to negotiations, the Lessor has agreed to grant Lease to the Lessee in respect of the premises being part of the building A-3, 6th Floor Premises admeasuring about 18946 Sq.ft. built-up area together with reserved car parking of 19 Nos. in the basement of Building A-3, on the Schedule A Property, hereinafter collectively called as ‘the Leased Premises’ and more particularly described in Schedule B hereunder and marked/bounded in red colour in the plan annexed hereto, for using / occupying the said Premises on ‘LEASE’ basis.
4.	The Lessor represents that the building in which the said Leased premises are located will have the furniture and fixtures described in the Annexure – I, attached hereto.
5.	The Lessor, as per the request of the Lessee, hereby agree to provide various furniture, fixtures and fittings. The layout of the interiors to be provided in the Leased Premises are mentioned in the Annexure-II annexed here to.
6.	The Lessor represents that the use and occupation of the Leased Premises, is free from all encumbrances, charges, litigation, statutory proceedings, acquisition/requisition proceedings and claims of whatsoever nature.
7.	The Lessor represents that the Leased premises has been constructed with all applicable laws, rules and regulations and is allowed under law to be occupied and used for commercial purposes as a “IT Park.”
8.	In this Agreement, unless the context otherwise implies the expressions defined hereunder shall have the respective meaning assigned to them: -
a.	the singular wherever used shall include plural and vice versa.

b.	The masculine gender used herein shall include feminine gender wherever applicable and vice versa.
9.	The Lessor and the Lessee (together referred to as the “Parties”) are executing this Agreement on the terms and conditions appearing hereunder.

NOW THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:-
1)	LEASED PREMISES.

The Lessor agrees to give on Lease the said Premises being part of the 6th Floor Premises admeasuring about 18946 Sq.ft. built-up area as also the reserved car parking of 19 Nos., in the basement of Building A3, on the Schedule A Property, with the furniture and fixtures described and designed in the Annexure-II attached hereto.

2)	TERM.

The Lease is being granted by the Lessor to the Lessee for the period of 10 years commencing from 20th February 2007 (hereinafter referred to the “commencement date”) to 19th February 2017 for carrying out its IT Activities at the rental and terms and conditions provided herein.

3)	LEASE RENT.

The Lessee hereby agrees to pay to the Lessor the monthly rental @ Rs. 70 (Rupees Seventy only) per sft, amounting to Rs. 13,26,220 /- (Rupees Thirteen Lacs twenty six thousand two hundred twenty rupees Only) for the use and occupation of the Leased Premises.
a)	It is expressly agreed by and between the parties hereto that the rental shall be enhanced every 3 years by 15% (Fifteen percent) over the rental last paid.

b)	The Rental shall be paid subject to deduction of income tax at source, as applicable, under the Income Tax Laws in force from time to time and if applicable. The Lessee agrees to pay the tax so deducted to the Tax Authorities and issue T.D.S. Certificate/s in respect thereof to the Lessor in due course.

c)	The Rental shall be paid in advance- by the Lessee to the Lessor on or before the 7th day of each respective month which it is due and in case of any default in payment of 2 consecutive months, the Lessor shall be entitled to terminate this Agreement and take back possession of the Premises. The Lessor shall give valid receipts for the rental paid by the Lessee to the Lessor.

d)	The Rental shall be inclusive of the common maintenance charges and exclusive of any payment towards power, telephones, water charges, running cost and annual maintenance charges of the furniture, fixtures, Air Conditioning Systems, Generator provided in the said Premises and electricity charges and the same shall be borne and paid by the Lessee alone, during the period of this Lease. Any arrears in this regard, prior to occupation of the said Leased Premises by Lessee, will be borne by the Lessor. Any escalation in the monthly maintenance shall be borne and paid by the Lessee only.
4)	LESSOR’S RESPONSIBILITY

The Lessor hereby agrees to hand over the possession of the said Leased premises, duly furnished as per the specification mentioned in the Annexure — II attached hereto on or prior to 20th February 2007.

5)	USE
a)	The Lessee shall use the Leased Premises only for the purpose of carrying on its business activities.

b)	The Lessee is entitled to keep all such equipment at the Leased Premises as required to effectively carry out its business operations. The Lessee shall not store or keep or permit to store or keep any illegal goods, explosives or obnoxious, dangerous or inflammable material which may cause damage to the Leased Premises or be in violation of any local laws, rules and regulations.

c)	The Lessor shall be deemed to be in judicial possession of the said Leased premises and the Lessee shall use and be in occupation of the Leased premises as a mere Lessee it being the intention of the parties hereto that the exclusive possession of the Leased premises shall vest in the Lessor alone.
6)	FACILITIES

The Lessor shall provide the following facilities on the property mentioned in Schedule B:
a)	Power: The Lessor shall, during the entire period of the Lease and any renewals thereof, ensure that the Leased Premises has a sanctioned electricity and power load at least equivalent to 1.5 KVA per 100 Sq.ft. area and that there are requisite cable/lines so as to ensure regular supply of electricity and power in the Leased Premises and the electric points therein, at no additional cost

b)	Additional Power:— The Lessor shall also provide additional power, if required, by the Lessee. Any such request for additional power shall be made in writing by Lessee. The costs, deposits, charges etc. that may be required for procuring such additional power shall be borne and paid by the Lessee.

c)	Generator :- The Lessor further undertakes to provide facilities for 100% (one hundred percent) Generator backup for the Leased premises, at no extra cost (including, without limitation, the cost of maintenance and repair of such Generator backup) , throughout the term of the Lease period. The Lessee shall be responsible for day to day operating and maintaining the same at its own cost, including the AMC of Generator and changeover. The actual diesel consumption will be charged on hourly basis @ Rs 15 per KVA per hour.

d)	The Lessee shall pay an Annual Maintenance Charge (AMC) of Rs 500 per KVA of power dedicated to the Lessee towards repair and maintenance charges of the DG sets used by the Lessee

e)	Water connection: — The Lessor shall provide adequate water connection at the Leased Premises for the purpose of drinking, for the use of the toilets and for other purposes related to use of the Leased Premises by the Lessee in proportion to the ratio of the square footage of the Lease premises to the total amount of square footage.

f)	Specifications: — To provide the Leased premises with the specifications as detailed in Annexure I hereto.

7)	TELEPHONE, FAX, INTERNET AND CABLE LINES

The Lessee shall have the right to apply for, obtain and install as many telephone, fax, internet and / or cable lines in the Leased Premises as it may deem necessary for its business activities in its own name and at its own cost. The Lessee shall pay all the charges pertaining to such lines installed, directly to the appropriate agencies / authorities. The Lessee shall have a right to remove the telephone, fax, internet and/or cable lines so obtained by it on the expiry / termination of the Lease.

8)	TAXES

The Lessor has paid and shall continue and be solely responsible to pay all present and future taxes, municipal and local levies, betterment charges, rates, cess, property taxes excluding Service tax, Lease tax etc and any other dues (“Taxes”) and any increases thereto levied by the Government of Maharashtra, the Central Government and/or any other statutory authorities, in respect of the Leased Premises, including property tax, cess, etc and shall not let them remain in arrears. In case if the Property Tax assessment is carried out in the name of the Lessee, as per the Corporation Rules, the Lessee may at their discretion may pay such property taxes and recover the same from the Lessor against the monthly rental payment.

9)	FURNITURE, FIXTURES AND EQUIPMENTS :
The Lessor hereby agrees to provide various furniture and fixtures in the said Leased premises, as per the specifications described in the Annexure – II attached hereto. However, the Lessee shall, at its own cost, be entitled to bring in its own equipment at the Leased premises. Upon the expiry or termination of the Lease, the Lessee shall be entitled to remove such equipment brought in by it to the Leased premises. The Annual Maintenance Charges for the same, in the initial year of operation will be that of the Lessor and thereafter the Lessee shall be responsible for the same.
10)	LESSEE’S ADDITIONS, ALTERATIONS & IMPROVEMENTS:
a.	The Lessee shall not make or permit to be made any alteration or addition to the Leased Premises, amounting to permanent change/s, which will damage or structurally alter or modify the premises. However, the Lessee shall be at liberty to make fix or install furniture’s, fixtures, machinery and equipments, cabin/s counters and other interior signage’s, electric, telephones and other installations, and fixtures required for and incidental to carrying out the Lessee’s business from the Leased Premises. It is agreed that all additions, alterations and improvements made by the Lessee shall at all times remain the property of the Lessee and may be removed by the Lessee upon vacating the Leased Premises. The Lessee shall, however, repair any damage caused to the Leased Premises arising from the removal and restore the same to a sound and reasonable condition.

b.	Lessee shall not make any alterations in or addition to the external part or any part of the Leased Premises either by painting or exhibiting or affixing any signboards, neon signs, name-boards or advertisement or any permanent or temporary attachment thereon or in any other manner whatsoever except as hereinafter provided.
11)	MAINTAINENCE AND REPAIRS :

The Lessor shall:
a.	At its own cost carry out structural and / or major repairs including leakage of roof, external electricity wiring or bursting of water pipes or defective sewerage system or other such defects in the Leased Premises, upon the Lessee’s request and further the Lessor shall obtain all necessary approvals of the concerned authorities to carry out the repairs as may be required.

b.	At all times during the term of this Lease, be responsible to keep the sewers, drains, water pipes, external electric cables, wires and supply lines, in relation to the Leased premises in good condition and repair.
12)	COVENANTS OF THE LESSOR :
12.1	The Lessor hereby covenant that they are the absolute owners of the Schedule B Property having free and clear title to the Leased Premises. Further, the Lessor covenant that the building wherein the Leased Premises and the common areas are located has heretofore been acquired, developed, constructed and maintained, and hereafter shall be maintained, all in compliance with all applicable laws, regulations and requirements whatsoever including, without limitation, all zoning, building, fire, water, waste, environmental, electrical, health and safety codes, bye-laws, rules and requirements whatsoever (all together herein, the “Local Laws”).

12.2	There are no restrictive covenants operating upon the Leased Premises adversely affecting the Lease of the Leased premises. The Lessor further warrants that there are no outstanding payments or taxes or betterment charges required to be made to any body or authority or person and no proceedings, legal or otherwise are pending in connection with the ownership or otherwise of the Leased Premises and further that all electricity, water and telephone charges and such other payments have been made in full to the respective Authority/Bodies/persons as at the date of this Lease Agreement.

12.3	That the Lessee, on paying Rental and other charges regularly and without committing any default as per this Agreement regularly and on duly observing the terms and conditions hereof, shall be entitled to quiet and peaceful occupation of the Leased Premises during the subsistence of the term hereof, without any obstruction, interruption or disturbance by the Lessor,or any person or persons lawfully claiming through or under or in trust for the Lessor,

12.4	The Lessor shall observe and perform all the terms, conditions, agreements, covenants and provisions on which the Lessor holds the Leased Premises and shall also observe and perform the rules and regulations of the municipal and / or other statutory authorities. The Lessor shall not commit or suffer to be done any thing whereby the right to use the Leased Premises is affected, forfeited or extinguished and shall keep indemnified the Lessee against all actions, suits and proceedings and all costs, charges, expenses, loss or damages incurred, suffered, caused to or sustained by the Lessee by reason of any breach, non-observance, non-performance or non-payment by the Lessor as aforesaid.

12.5	The Lessor shall permit the Lessee, its officers, employees, subordinates, agents and servants to use and occupy the Leased Premises unrestricted access to the Leased Premises at all times.

12.6	The Lessor shall allow the Lessee to use and enjoy the common areas and facilities provided by and in accordance with the rules and regulation of the Leased Premises, when framed.

12.7	The Lessor shall be entitled to create any charge, mortgage or encumbrances in respect of the Leased Premises to any bank, financial institution or person or party provided however that while doing so the right of the Lessee on the Leased Premises during the said Term and the other rights of the Lessee under this Lease, are not affected in any manner whatsoever.

12.8	The Lessor and the Lessor’s authorized representative shall have full liberty to inspect the said premises at any reasonable hour with 48 hours prior notice and the Lessor shall be entitled to enter upon the said premises at any time thereafter and to check the premises and to effect any such repairs as the Lessor is required to do pursuant to its covenants in that behalf herein contained and the Lessee shall allow the same to be done without any objection.
13)	COVENANTS OF THE LESSEE :
13.1	The Lessee is registered with Software Technology Park of India under STP Approval No.___ dated 21st December 2006___ issued by ___ Software Technology Parks of India Pune Branch and shall apply and obtain all required Leases/ permissions at its own cost.

13.2	The Lessee shall keep the interior of the Leased Premises and the floor, walls, ceilings, doors, windows, electricity installments, water taps and other fittings, thereof in good and workable condition, and shall maintain, repair, make good or replace any damage or breakage caused by the Lessee to the same or any part thereof. This provision shall not apply to damage or breakage to the interior of the Leased Premises to the extent caused by damage to the exterior of the Leased Premises for which Lessor is responsible. Lessor shall pay Lessee for any damage or breakage to the interior of the Leased Premises to the extent caused by the damage or breakage of the exterior of the Leased Premises.

13.3	The Lessee shall, at all times keep and maintain the Leased Premises and the furniture and fixtures provided therein, in reasonable and sound repairs and condition, and shall use the same with due care and caution and upon the expiration of the term of the Lease (unless extended by mutual consent of the parties) or earlier determination thereof, the Lessee shall leave quite and vacate the same in a good condition and repair as the Leased Premises were on the date hereof, reasonable wear and tear excepted, and shall make compensation for any damage caused to the same.

13.4	The Lessee, upon formation of a Society/Condominium of all the owners/occupants of the said Software Park, shall observe and abide by Rules, Regulations and Bye-Laws pertaining to the Leased Premises/Software Park and required to be observed by the occupier thereof.

13.5	The Lessee shall not do or cause or permit to be done upon the Leased Premises any act or thing which may be or may become a nuisance or disturbance, excessive noise or harmful to or in any way interfere with the quiet possession of the Lessor or the tenants or occupiers of the other portions/buildings of the Software Park, in which Leased Premises are situated.

13.6	The Lessee shall be allowed to display its hoardings, neon signs, signboards only in the spaces provided for this purpose. Provided however, that the Lessee shall comply with the various statutory requirements, as may be applicable, for display of signages.

13.7	The Lessee shall use the Leased Premises for the purposes of IT/ITES as per the IT/ITES Policy of Government of Maharashtra as applicable from time to time and the use thereof shall be in a prudent manner and shall be in accordance with these presents and shall not carry out any unlawful activity or store any hazardous or combustible material which are prohibited under law and shall indemnify the Lessor for any breach thereof.
13.8	The Lessee shall bear and pay electricity charges, water charges, operating and maintenance charges of the Generator provided to them punctually and keep the Lessor indemnified against the same. (See Section 6.c)

13.9	The Lessee shall carry out all minor repair and maintenance of the Leased Premises to keep the same in sound condition.

13.10	The Lessee shall pay or contribute for the charges for operating and maintaining the Generator provided to them, including the Annual Maintenance Contract. (See Section 6c.)That on expiry or earlier termination/expiry of the Lease (unless extended by mutual consent of the parties), the Lessee shall forthwith hand over possession of the Leased Premises to the Lessor in good condition, subject to normal wear and tear.

13.11	The Lessee shall not hold Lessor responsible for any damage to the Leased Premises caused due to acts of God, fire, lightening, earthquake, storm, tempest, floods, civil disturbances, riots, irresistible force and such other causes beyond the reasonable control of Lessee.

13.12	To allow the Lessor/ Owner to utilize and consume any increase in Floor Space Index (FSI) on the said property without any further information and undertakes not to dispute or raise any objection to the right of the Lessor/ Owner.

13.13	That the Lessee shall not hold the Lessor responsible or liable for any loss or damage suffered by the Lessee on account of any theft, fire or other destruction caused to or in the Leased Premises or to any Property, articles or things brought by the Lessee in the Leased Premises and also to any kind of injury caused due to any reason whatsoever to its employees, staff, servants, agents customers and/or visitors visiting the Leased Premises except to the extent that such loss or damage is caused by the fault or negligence of Lessor.

13.14	The Lessee shall abide by all the rules and regulations that may be laid down by the Pune Municipal Corporation (PMC) governing the Leased Premises and shall also perform and observe strictly the provisions hereof and also provisions of law of the nation for the time being and from time to time in force.
14)	TENANCY :
Nothing herein contained shall be construed as creating any right, interest, tenancy or sub- tenancy (statutory or otherwise) whatsoever in favour of the Lessee in or over or upon the said premises or any part thereof or as transferring any interest therein in favour of the Lessee other than the permissive right of use and occupation hereby granted. The Lessor is and shall be in exclusive possession and in full charge and control of the said premises at all times and the Lessee shall be merely in use thereof. It is the express intention of the parties hereto that this Agreement shall be a mere Lease and shall be governed by the Provisions of Section 24 and other applicable provisions of the Maharashtra Rent Control Act, 1999.
15)	INDEMNITY
15.1	The Lessor represents that it is competent to grant this Lease and have clear, absolute, unrestricted and unfettered rights to the Leased Premises and such common areas in the Schedule A Property in which the Leased Premises are situated as are necessary to enable the Lessee to effectively use the Leased Premises. In the event, the use and occupation of the Leased Premises by the Lessee is interrupted or discontinued on account of any notice issued/action taken by statutory/ local authorities (“Government Action”) alleging that the Schedule A Property or portion thereof has not been constructed in accordance with local laws, rules and regulations or that the Leased Premises cannot be used for the purposes as mentioned in this Agreement, then the Lessor shall be liable and responsible to protect the Lessee’s use and occupation of the Leased Premises, by such action including but not limited to initiating legal proceedings in a Court of Competent jurisdiction entirely at the risk and cost of the Lessor.
16)	TERMINATION
16.1	Save as herein provided, neither party can terminate the Lease for a period of 3 years, provided the Lessee does not commit any default in making payment of monthly Rentals and observes terms and conditions of these presence

16.2	If the Lessee proposes to terminate this Agreement, during the lock in period, save and except under the above clause, the Lessee shall be liable to pay to the Lessor the entire rental for the remaining lockin period, by way of “liquidated damages”.

16.3	After the lock-in period of 3 years either party can terminate this Agreement by giving 3 months notice in writing to other or may mutually extend the lock-in period on the terms and conditions then mutually agreed upon.

16.4	If during the tenure of this Agreement or any renewal thereof, the Lessee commits any breach of the terms of these presents as also in case the Lessee fails, to pay the monthly Rental payable by the Lease and the same having remained in arrears for two consecutive months, thereafter the Lessor shall give a notice in writing to the Lessee to remedy the breach within 15 days and upon failure of the Lessee to remedy the same the Lessor shall be at liberty at its option to terminate this Agreement and the Lessee shall immediately vacate the said Preemies and hand over possession to the Lessor.

16.5	On expiry of Lease or early determination, if the Lessee fails to vacate the Premises, then the Lessee shall be liable to pay twice of the amount of monthly Rentals, in addition to the aforesaid liquidated damages, to the Lessor till the time the premises is handed over to the Lessor and this term is essence of this Agreement.

17)	SECURITY DEPOSIT
17.1	During the Lease period, the Lessee continues to occupy the Leased premises, the Lessee shall deposit and keep deposited with the Lessor a sum equivalent to 12 months aggregate Rental amounting to Rs. 1,59,14,640 /- (Rupees One Crore Fifty Nine Lacs Fourteen Thousand Six Hundred Forty Only) payable on or prior to the execution hereof, as and by way of interest free Security Deposit in respect of the Leased Premises which shall be refunded, without any interest, to the Lessee on expiry/termination of the Lease hereby created and at the time of handing over back possession of the Leased Premises after deduction of arrears, or Rental, and other amounts due to be paid by the Lessee, as per these presents.

17.2	Upon the expiry of the Lease hereby created or sooner determination thereof (unless extended by mutual consent of the parties), the Lessee shall forthwith vacate the premises together with their belongings and shall hand over quiet, vacant and peaceful possession of the Leased Premises to the Lessor on refund of the security deposit, and if Lessee continue to occupy the Leased Premises after the termination and/or the determination of the Lease, then the Lessee shall be bound and liable to pay to the Lessor a sum equivalent to double or twice the then Rentals, calculated per day, as and by way of agreed compensation damages for wrongful occupation of the Leased Premises as provided in Clause 16.5

17.3	It is hereby agreed by and between the Parties hereto that, out of the said interest free Security Deposit the Lessor shall be entitled to retain an amount equivalent to one months power consumption derived out of the average of last three bills for a period of 1 month in order to cover the outstanding payment of electricity, water and telephone charges up to the date of handing over possession of the Leased Premises by the Lessee to the Lessor which would be payable by the Lessee but have remained unpaid (due to time difference in the billing cycle of such bills and/or amounts vis-à-vis the term of this Lease and/or its earlier determination) and shall be paid by the Lessor on behalf of the Lessee. After the expiry of the said period of three months, the Lessor shall after adjusting the amounts for any of the items mentioned hereinabove, refund the Lessee the balance amount if any, without interest. The deductions of the aforesaid charges shall be made only on the basis of original bills handed over to the Lessee by the Lessor. However if the aforesaid outstanding bills exceeds over and above the retained amount then the Lessee shall immediately pay the shortfall/ deficit in the amount to the Lessor on the Lessor intimating in writing enclosing therewith certified true copies thereof with a right to inspect the original bills for the same in relation to the items mentioned in this clause, to the Lessee in that behalf.

17.4	In the event of expiry or early determination, the Lessor fails to refund the entire Security Deposit as stated above, then the Lessee shall have the right to pursue legal remedies to recover the Security Deposit, and also have the right to retain possession of the whole or portion of Leased Premises till the time Lessee receives its security deposit amount. During such period, the Lessee shall not be obliged to pay any Rental or other charges for such period till the entire Security Deposit is refunded to the Lessee and the Lessor will be deemed to have given its consent for the same. Further, the Lessee shall also be entitled to claim interest at the rate of 15% per annum on the entire Security Deposit or such portion of it as remains unpaid, as the case may be from the date it becomes refundable till the date of actual payment in full by Lessor to the Lessee.

17.5	If the Lessor at any time during the term of the Lease sells, assigns and/or otherwise transfers their rights in the Leased Premises as a whole or in part to any third person or more than one person, including the assignment of their rights in this Agreement, then in that event the Lessee shall be attorned as the Lessee of such new transferee or transferees on the same terms and conditions as contained herein. A letter shall be issued by the Lessor to the Lessee attested by the new owner/owners confirming that the terms herein agreed to shall be binding on the new owner and the Lessor will also pay and/or transfer the full Security Deposit, to the new owner (who shall thereafter be liable to the Lessee for the refund or set off thereof as the case may be, as per the terms, of this Agreement).
18)	SHARING / SUB-LETTING:

It is further agreed by and between the parties hereto that the LESSEE shall be entitled to share in whole or in parts, of the Leased Premises to any subsidiary/ sister Companies only, after obtaining prior consent in writing from the LESSOR, which consent shall not be withheld or delayed. Notwithstanding the foregoing, Lessor hereby consents to the sharing of the Leased Premises to the following related Companies: SonicWALL, Inc, a California corporation and SonicWALL, B.V., a Netherlands corporation. Provided they are IT/ITES companies and fulfill the guidelines of STPI requirements

19)	ATTORNMENT :-

It is also agreed that the Lessor may at any time during the subsistence of this Agreement shall have absolute right to sell / transfer / mortgage/ assign their rights in the Leased Premises or portion thereof as also the rights in this Agreement, without affecting the rights and interest of the Lessee and subject to the terms and conditions of these presents being binding on such intending purchaser/ mortgagee.

20)	NOTICES

Notices required to be served by either of the parties hereto upon the other shall be deemed to have been duly and effectually sent if addressed by Registered Post Acknowledgement Due / Courier at the addresses of both parties, the lessee address being SonicWALL Inc, 1143 Borregas Avennue, Sunnyvale, California USA

9489 and the lessors address being that listed on page 2 of this agreement, first hereinabove written and such service shall be deemed to have been effected on the date the Registered Post Acknowledgement Due notice / courier delivery note is received by the addressee
21)	RELAXATION

Any relaxation or indulgence or concession given by the Lessor or lessee shall not be deemed as waiver of Lessor’s or lessees rights.

22)	STAMP DUTY, REGISTRATION CHARGES ,ETC

The Lessee shall alone bear and pay the Stamp Duty and Registration Fees/ Charges payable on this Lease Agreement. Each Party shall bear and pay the Professional Fees of their respective legal Advisors and Architects. This Lease Agreement has been executed in Duplicate. The Lessor shall keep the Original and the Lessee the Duplicate. The Parties hereto shall lodge and register this Lease Agreement with the Sub Registrar of Assurances at Pune within the time prescribed under Registration Act 1908.
SCHEDULE A PROPERTY
All that piece or parcel of land or ground situated at Mouze Wadgaon Sheri, within the Registration Division and District Pune, Sub-division and Taluka Haveli Sub Registrar Haveli – 7 bearing Survey No. 46/1, admeasuring 1Hectors, 57 Ares and bounded as follows:
On or towards the EAST :     S.No. 46/2
On or towards the WEST :    S.No.45/A
On or towards the NORTH : Pune Nagar Road
On or towards the SOUTH : S.No.44
SCHEDULE – ‘B’

Office admeasuring 18946 Sq. ft. (built up) of the building No. A3 in the IT Park, known as “e Space”, on the property described in the schedule ‘A’ along with reserved car parking spaces for 19 cars.
IN WITNESS WHEREOF the parties hereto have set their respective hands and seals the day and year first hereinabove written.

SIGNED AND DELIVERED for and	]

On behalf of the LESSOR	]

M/S. KOLTE PATIL DEVELOPERS .	]

Through the hands of its Director	]

/s/ MR.RAJESH A. PATIL/	]

/s/ MR.MILIND D. KOLTE	]

In the presence of	]

SIGNED AND DELIVERED for and	]

On behalf of the LESSEE by	]

M/s.	]

]

Through the hands of its Authorised Signatory	]

/s/ Director Mr. Douglas Brockett Vice President & GM Sonic WALL Services India Ltd ]

In the presence of ]

ANNEXURE I
Interior fit out specifications for a furnished premise at e space
1. AIR CONDITIONING: — Centralised A.C. of sufficient capacity as per norms. (Blue Star / Voltas make) with 100% redundancy in the server room.
2. FURNITURE: — Modular workstations and furniture. (Blow Past / Euro /Featherlite Make). Chair – Mudra Rudy model modular.
3. NETWORKING: — Cat 5e/6e cable, one Data & one voice point per workstation. (Crimping, IO’s, Jack panel, face plates, patch panels, server racks etc not included)
4. FALSE CIELING: — Combination of Modular (2’ x 2’ tiles) and gypsum false ceiling.
5. LUMINAIRS: — 2’ x2’ x 36w recessed mounted direct indirect soft light luminaries with Para lite louvers and spot lights wherever required. (Wipro / Philips / Bajaj Make)
6. ELECTRICAL: — Copper Wiring (Finolex / Polycab) and Modular Switches.
7. FLOORING: — 10” X10” Grey Mosaic flooring. And loop pile carpet above it.
8. TOILET BLOCK: -
•	TILES: Kajaria / Johnson make glazed tiles for wall & ceramic tiles for floor.

•	SANITARYWARE : Parrryware / Hindware make white / off white colour

•	SANITARY FITTINGS : Jaguar make C P sanitary fittings

•	DOORS: Wooden flush doors with both side laminate.
9. PAINTING: — Oil Bound Distemper on existing internal walls only.
10. CAFETERIA: — Pantry with kitchen platform and dining tables with plastic Apple Shape chairs.
11. ACCESS CONTROL :- HID make, proximity reader.
NOTE: — UPS, DESK TOPS, EPABX SYSTEM, SIGNAGES, ETC. NOT INCLUDED.